Exhibit 3.6

[FORM OF]

THIRD AMENDMENT TO THE BYLAWS OF

LEGALZOOM.COM, INC.

This Third Amendment to the Bylaws (the “Third Amendment”) of LegalZoom.com, Inc., a Delaware corporation (the “Corporation”) is effective as of                         , 2012. All capitalized terms not defined herein shall have the meaning respectively assigned to them under the Bylaws of the Corporation (the “Bylaws”).

The Bylaws are hereby amended as follows:

1.              The first full sentence of Article III, Section 1 shall be deleted and replaced in its entirety with the following:

“The number of directors which shall constitute the whole Board shall be set at eight members, unless otherwise provided in the Certificate of Incorporation.”

2.              Except as otherwise provided herein, all other terms and conditions of the Bylaws will remain in full force and effect.

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CERTIFICATE OF SECRETARY

I, the undersigned, do hereby certify:

a)                                      That I am the duly elected and acting Secretary of LegalZoom.com, Inc., a Delaware corporation; and

b)                                     That the foregoing Third Amendment to the Bylaws together with the original Bylaws adopted February 1, 2007, the First Amendment to the Bylaws adopted on February 16, 2010 and the Second Amendment to the Bylaws adopted on October 14, 2010 constitute the Bylaws of LegalZoom.com, Inc. as of the date first written above.

IN WITNESS WHEREOF, I have hereunto subscribed by name as of this        day of             , 2012.

By:
Charles E. Rampenthal
Secretary